Exhibit 99.1

[MARITRANS Logo]
     Two Harbour Place
     302 Knights Run Avenue
     Tampa, FL 33602
     813-209-0600
     800-922-4596

FOR FURTHER INFORMATION CONTACT:                           NEWS
WALTER T. BROMFIELD (813) 209-0602                         RELEASE
JUDITH M. CORTINA (610) 595-8055                           FOR IMMEDIATE RELEASE


                    MARITRANS REPORTS THIRD QUARTER EARNINGS
                         AND DECLARES QUARTERLY DIVIDEND

         TAMPA, FL - (October 29, 2003) - Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transport company, today announced its third quarter financial results, declared its quarterly dividend and announced its quarterly investor teleconference.

         Net income for the quarter ended September 30, 2003, was $8.6 million, or $1.02 diluted earnings per share, on revenues of $33.7 million. These results include in net income the reversal of an income tax reserve of $7.7 million, or $0.92 diluted earnings per share, in the quarter. For the quarter ended September 30, 2002, the Company reported net income of $1.7 million, or $0.20 diluted earnings per share, on revenues of $30.6 million

         On a Time Charter Equivalent (TCE) basis, a commonly used industry measure where direct voyage costs are deducted from revenue, TCE revenue increased 9 percent to $28.0 million for the quarter ended September 30, 2003, from $25.7 million in the comparable quarter in 2002. TCE revenue is a non-GAAP financial measure, and a reconciliation of TCE revenue to revenue calculated in accordance with GAAP is attached.

         Maritrans also declared a quarterly dividend of $0.11 per share, payable on December 3, 2003, to shareholders of record on November 19, 2003.

         The Company records reserves for income taxes based on the estimated amounts that it will likely have to pay based on its taxable net income. The Company periodically reviews its position based on the best available information and adjusts its income tax reserve accordingly. In the quarter ended September 30, 2003, the Company reduced its income tax reserve by $7.7 million. Most of the decrease resulted from income tax reserves related to the restructuring of Maritrans Partners LP to Maritrans Inc. in 1993. This reversal resulted in a $.92 per share increase in net income for the quarter. There was no effect on cash flow or income from operations as a result of this reduction.

         During the quarter, the Company's exposure to the spot market remained limited as the majority of the Company's fleet was deployed under contract business. The Company will continue to have high contract utilization, as many of the current long-term contracts are not up for renewal until 2005. Both voyage and maintenance costs were higher than the comparable quarter in 2002 and the Company expects these costs to remain higher than in previous periods due to increased port charges and costs relating to compliance with regulations and customer demands.

                                    - MORE -
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Maritrans Reports Third Quarter Earnings and Declares Quarterly Dividend
Page 2
October 29, 2003

         The barge OCEAN STATES entered the shipyard in early September for her double-hull rebuild and the installation of a 30,000-barrel mid-body insertion, which the Company expects to be completed during the second quarter of 2004. Simultaneously, the Company will be continuing its tugboat rebuild program with the refurbishment of the tug HONOUR. Out-of-service time from both the OCEAN STATES double-hull rebuild and other scheduled maintenance time resulted in lower utilization compared to the first two quarters of 2003. The Company believes the lower utilization will continue in the fourth quarter of 2003.

         As previously announced, the Company also entered into new financing agreements during the quarter. These agreements replace $36.8 million of its existing term debt. The new debt facility consists of two pieces: $7.3 million with a 5-year amortization and $29.5 million with a 9.5-year amortization and a 50 percent balloon payment at the end of the term. The new debt accrues interest at an average fixed rate of 5.53 percent, replacing existing term debt that matured through 2007 and carried an average current floating rate of 3.22 percent. The new debt is collateralized by two barges and three tugs. The Company expensed unamortized fees related to the prior debt resulting in an after-tax charge of approximately $0.02 per share. In the third quarter of 2002, the Company recognized an after-tax gain of approximately $0.04 per share for a litigation reward received.

MANAGEMENT'S COMMENTS

         Stephen A. Van Dyck, Chairman of Maritrans, commented, "With our fifth barge now being rebuilt with double hulls and additional cargo capacity, Maritrans remains committed to providing an OPA-compliant fleet that meets the needs of our customers. We believe that, except for our rebuilding program, there are no new barges or product tankers over 200,000 barrels currently under construction or under contract in American shipyards. Our position in the market remains strong and we continue to believe Maritrans is well-poised for long-term shareholder returns."

         Philip J. Doherty, Chief Executive Officer of Maritrans, commented, "As expected, we delivered positive results in the third quarter despite the challenges. Our fleet experienced high out-of-service time due to planned rebuilding and maintenance, and our costs continue to increase as we meet the demands of our ever-changing environment. We are working very hard to manage these changes in the marketplace while we generate strong operating and financial results."

CONFERENCE CALL INFORMATION

         Maritrans' management will host a conference call on October 30, 2003, at 10:00 a.m. eastern time to discuss the Company's third quarter results. To access this call, please dial 1-800-847-7729. A replay of the call may be accessed by dialing 1-800-633-8284 and will be available from 12:00 pm eastern time on Thursday, October 30, 2003, to 5:00 pm eastern time on Thursday, November 6, 2003, and providing the reservation number 21161724. The conference call will also be webcast live on Maritrans' website, www.maritrans.com, and will be available on the website through Thursday, November 6, 2003.

                                    - MORE -
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Maritrans Reports Third Quarter Earnings and Declares Quarterly Dividend
Page 3
October 29, 2003

ABOUT MARITRANS

         Maritrans Inc. is a U.S. based company with a 75-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans owns and operates one of the largest fleets serving the U.S. coastwise trade. The Maritrans fleet currently consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.6 million barrels. Nearly 60 percent of its capacity is double-hulled. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area that supports the Company's Northeast crude oil lightering operations. The common stock of Maritrans Inc. is listed on the New York Stock Exchange under the symbol "TUG."

SAFE HARBOR STATEMENT

         The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from that expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), demand for petroleum products, future spot market rates, changes in interest rates, the effect of war or terrorists activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general.

                                    - MORE -
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Maritrans Reports Third Quarter Earnings and Declares Quarterly Dividend
Page 4
October 29, 2003


                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                  ($ Thousands)

                                                                Three Months Ended                    Nine Months Ended
                                                                    September 30,                       September 30,
                                                                2003            2002                  2003           2002
                                                            -------------  -------------         -------------  --------------
Voyage Revenue                                              $      33,684  $      30,586         $     105,825  $       94,377
Voyage Costs                                                        5,658          4,906                18,519          14,256
Time Charter Equivalent                                     $      28,026  $      25,680         $      87,306  $       80,121

              UNAUDITED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
                     ($ Thousands, Except Per Share Amounts)

                                                                Three Months Ended                    Nine Months Ended
                                                                    September 30,                       September 30,
                                                                2003            2002                  2003           2002
                                                            -------------  -------------         -------------  --------------
Voyage Revenue                                              $      33,684  $      30,586         $     105,825  $       94,377
Voyage Costs                                                        5,658          4,906                18,519          14,256
Time Charter Equivalent                                            28,026         25,680                87,306          80,121

Operating Expense                                                  12,592         11,404                36,688          34,973
Maintenance                                                         6,094          4,968                16,105          12,426
G & A                                                               2,079          1,937                 6,364           5,930
Depreciation                                                        5,216          4,771                15,495          14,143
Operating Income                                                    2,045          2,600                12,654          12,649

Other Income                                                          197            726                 1,690           1,184
Interest Expense                                                     (809)          (627)               (1,906)         (1,988)
Income Tax Provision                                                7,170         (1,012)                3,098          (4,442)

Net Income                                                  $       8,603  $       1,687         $      15,536  $        7,403
Diluted Earnings Per Share                                  $        1.02  $        0.20         $        1.84  $         0.85
Diluted Shares Outstanding                                          8,408          8,513                 8,427           8,759
Capital Expenditures                                        $       6,894  $      10,946         $      14,880  $       23,431

Utilization of Calendar days                                         80.9%          82.2%                 77.5%           86.2%


                CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
                                  ($ Thousands)

                                                                            September 30, 2003         December 31, 2002
                                                                            ------------------         -----------------
Cash and cash equivalents                                                   $          2,387           $           239
Other current assets                                                                  26,406                    26,577
Net vessels and equipment                                                            175,496                   176,861
Other assets                                                                           6,818                     7,880
Total assets                                                                $        211,107           $       211,557

Current portion of debt                                                     $        2,084             $         5,750
Total other current liabilities                                                     19,835                      13,249
Long-term debt                                                                        54,706                    63,000
Deferred shipyard costs and other                                                     10,439                    10,739
Deferred income taxes                                                                 41,732                    49,432
Stockholders' equity                                                                  82,311                    69,387
Total liabilities and stockholders' equity                                  $        211,107           $       211,557

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